Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Registration Statement (No. 333-235774) on Form S-3 and Registration Statements (Nos. 333-266022 and 333-198895) on Form S-8 of V2X, Inc. of our reports dated April 13, 2022 and March 31, 2021, relating to the consolidated financial statements of Vertex Aerospace Services Holding Corp. and Subsidiaries, appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

McLean, Virginia

September 1, 2022